EXHIBIT 3.208
AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
GRAHAM PACKAGING COMPANY, L.P.
          This Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Graham Packaging Company, L.P., a Delaware limited partnership (the “Partnership”), dated as of September 6, 2011 (this “Amendment”), is made and entered into by and between GPC Opco GP LLC, a Delaware limited liability company, as general partner (the “General Partner”), and Graham Packaging Holdings Company (formerly known as Graham Packaging Company), a Pennsylvania limited partnership, as limited partner (the “Limited Partner” and, together with the General Partner, the “Partners”).
Recitals:
     WHEREAS, the Partnership was formed as a limited partnership under and pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time (the “Act”), pursuant to (i) the filing of the Certificate of Limited Partnership, dated September 20, 1994, with the Secretary of State of the State of Delaware and (ii) the execution of the Agreement of Limited Partnership of the Partnership, dated as of September 20, 1994, between Graham Recycling Corporation, a Pennsylvania corporation, as general partner (the “Initial General Partner”) and the Limited Partner;
     WHEREAS, on or prior to February 2, 1998, the Initial General Partner transferred all of its general partner interest in the Partnership to the General Partner;
     WHEREAS, the General Partner and the Limited Partner entered into the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 2, 1998 (the “Agreement”); and
     WHEREAS, the Partners desire to amend the Agreement to, inter alia: (a) ratify and confirm the transfer of the Initial General Partner’s general partner interest to the General Partner and the admission of the General Partner as sole general partner of the Partnership simultaneously therewith; (b) correct the name of the Partnership; and (c) amend the purpose of the Partnership.
     NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:
     1. Confirmation and Ratification.
          (a) The Partners hereby confirm the accuracy of the foregoing Recitals.
          (b) The Partners hereby approve, ratify and confirm (i) the transfer of the Initial General Partner’s general partner interest in the Partnership to the General Partner, (ii) the admission of the General Partner as sole general partner of the Partnership simultaneously therewith, (iii) the withdrawal of the Initial General Partner immediately thereafter, and (iv) the continuation without dissolution of the Partnership following such transfer and admission.
          (c) In the event the Partnership has ever dissolved prior to the date hereof, the Partners hereby authorize and approve the revocation of, and do hereby revoke, any such dissolution of the Partnership, and consent to the continuation without dissolution of the Partnership, effective as of the occurrence of any such event of dissolution of the Partnership in accordance with Section 17-806 of the Act.
     2. Amendments.
          (a) Section 1.3 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Section 1.3 Name. The name of the Partnership is Graham Packaging Company, L.P. All business of the Partnership shall be conducted in such name and/or such other assumed, trade, or fictitious names as the General Partner shall from time to time determine.”
          (b) All references in the Agreement to “Graham Packaging Company” are hereby deleted and replaced with “Graham Packaging Company, L.P.”
          (c) Section 1.5 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Section 1.5 Purpose. The Partnership has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.”
          (d) Section 6.2(a) of the Agreement is hereby amended by adding the following sentence as the final sentence of such Section:
“In addition, the General Partner shall have full power and authority to employ and retain Persons as may be necessary or appropriate for the conduct of the Partnership’s business (subject to the supervision and control of the General Partner), including employees and agents of the Partnership who may be designated as officers of the Partnership with titles including but not limited to “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “assistant secretary,” “general manager,” “director” and “chief financial officer,” as and to the extent authorized by the General Partner.”

     3. Binding Effect. This Amendment shall be binding upon, and shall enure to the benefit of the parties hereto and all other parties to the Agreement and their respective successors and assigns.
     4. Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.
     5. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
     6. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
     7. Capitalized Terms. Capitalized terms used herein and not otherwise defined are used as defined in the Agreement.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER: GPC OPCO GP LLC
BY:	/s/ David W. Bullock
Name: David W. Bullock
Title: Chief Financial Officer

LIMITED PARTNER: GRAHAM PACKAGING HOLDINGS COMPANY
BY:	/s/ David W. Bullock
Name: David W. Bullock
Title: Chief Financial Officer

Signature page to Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership
of Graham Packaging Company, L.P.